UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)

November 27, 2012 (November 21, 2012)

BREITBURN ENERGY PARTNERS L.P.

(Exact name of Registrant as specified in its charter)

Delaware	001-33055	74-3169953
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

515 South Flower Street, Suite 4800

Los Angeles, CA 90071

(Address of principal executive office)

(213) 225-5900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Contribution Agreement

On November 21, 2012, BreitBurn Energy Partners L.P. (the “Partnership”) and BreitBurn Operating L.P. (“BreitBurn Operating”), a wholly owned subsidiary of the Partnership, entered into a Contribution Agreement (the “Contribution Agreement”) with American Energy Operations, Inc. (“AEO”).  Under the terms of the Contribution Agreement, BreitBurn Operating agreed to acquire certain assets (the “AEO Assets”) from AEO in exchange for $40,000,000 in cash and 3,013,561 common units (the “Common Units”) representing limited partner interests in the Partnership, subject to customary purchase price adjustments (the “AEO Acquisition”).  The number of Common Units being issued as partial consideration for the AEO Acquisition will not be adjusted to account for changes in the unit price or for purchase price adjustments. The AEO Acquisition is subject to customary closing conditions and is expected to close in 2012.

The AEO Assets to be acquired by BreitBurn Operating under the Contribution Agreement principally consist of oil properties, which are located in the Belridge Field in Kern County, California.  In October 2012, the estimated average daily net production from the properties was approximately 825 Boe/day.

The Contribution Agreement contains customary representations and warranties and covenants by each of the parties.  Among other things, during the interim period between the execution of the Contribution Agreement and closing of the AEO Acquisition, AEO has agreed to operate and maintain the assets in the regular and ordinary manner.  Closing of the transactions contemplated by the Contribution Agreement is conditioned upon customary closing conditions and delivery of all items required by the Contribution Agreement.

The Partnership intends to fund the cash portion of the consideration for the AEO Acquisition with borrowings under the Partnership’s bank credit facility. In October, the total commitments from existing lenders under the Partnership’s bank credit facility were increased to $900 million, and there is currently $61 million in debt outstanding under the facility. The Common Units to be issued as partial consideration for the AEO Acquisition will be issued in a private placement and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. The information contained in this Current Report on Form 8-K is neither an offer to sell nor a solicitation of an offer to buy any of the Common Units or any other securities of the Partnership.

On October 31, 2012, BreitBurn Operating entered into a swaption contract that provides an option to hedge a total of 492,600 barrels of future crude oil production associated with the AEO Acquisition at a market price of $102.00 per barrel from January 2013 through June 2017. This swaption contract has an option expiry date of December 31, 2012.

The foregoing description of the rights and obligations of BreitBurn Operating and AEO under the Contribution Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the Contribution Agreement, which is attached hereto as Exhibit 10.1 to this Current Report on Form 8-K and is hereby incorporated by reference into this Item 1.01.

Item 3.02  Unregistered Sales of Equity Securities.

The information set forth above under Item 1.01 is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On November 23, 2012, the Partnership issued a press release announcing the execution of an agreement to acquire principally oil assets from AEO.  A copy of the press release is furnished and attached as Exhibit 99.1 hereto and is incorporated herein solely for the purposes of this Item 7.01disclosure.

The information set forth in this Current Report on Form 8-K provided under Item 7.01 and in Exhibit 99.1 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, unless the Partnership specifically states that the information is to be considered “filed” under the Exchange Act or incorporates it by reference into a filing under the Exchange Act or the Securities Act of 1933, as amended.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1*  Contribution Agreement, dated November 21, 2012, among American Energy Operations, Inc., BreitBurn Energy Partners L.P. and BreitBurn Operating L.P.

99.1   BreitBurn Energy Partners L.P. press release dated November 23, 2012 announcing acquisition agreement.

*	The schedules to this agreement have been omitted from this filing pursuant to Item 601(b) (2) of Regulation S-K. The Partnership will furnish copies of such schedules to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BREITBURN ENERGY PARTNERS L.P.

	By:	BREITBURN GP, LLC,
its general partner

Dated: November 27, 2012	By:	/s/James G. Jackson
James G. Jackson
Chief Financial Officer and Executive Vice President

EXHIBIT INDEX

Exhibit No.	Document

10.1*	Contribution Agreement, dated November 21, 2012, among American Energy Operations, Inc., BreitBurn Energy Partners L.P. and BreitBurn Operating L.P.

99.1	BreitBurn Energy Partners L.P. press release dated November 23, 2012 announcing acquisition agreement.

*	The schedules to this agreement have been omitted from this filing pursuant to Item 601(b) (2) of Regulation S-K. The Partnership will furnish copies of such schedules to the Securities and Exchange Commission upon request.